Exhibit 10.2

TEXAS INSTRUMENTS EXECUTIVE OFFICER PERFORMANCE PLAN

As Amended September 17, 2009

The purpose of the Plan is to promote the success of the Company by providing performance-based compensation for executive officers.

For purposes of the Plan, unless otherwise indicated, the term "TI" shall mean Texas Instruments Incorporated, "Company" shall mean TI and its subsidiaries, and "Board" shall mean the Board of Directors of TI.

The Plan is intended to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder ("Code") and will be so interpreted.

Covered Employees

The executive officers of TI (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934 as amended from time to time) as of March 30 of each calendar year ("performance year") shall receive awards under the Plan for such performance year. An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall receive an award as provided below.

Administration of Plan

The Plan shall be administered by a Committee of the Board which shall be known as the Compensation Committee (the "Committee"). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. A director may serve as a member or alternate member of the Committee only during periods in which the director is an "outside director" as described in Section 162(m) of the Code. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the employees.

The Committee shall have the full and exclusive right to make reductions in awards under the Plan. In determining whether to reduce any award and the amount of any reduction, the Committee shall take into consideration such factors as the Committee shall determine.

Expenses of Administration

The expenses of the administration of this Plan, including the interest provided in the Plan, shall be borne by the Company.

Amendments

The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper and in the best interests of the Company, provided, however, that no such action shall (i) affect or impair the rights under any award theretofore granted under the Plan, except that in the case of a covered employee employed outside the United States the Committee may vary the provisions of the Plan as it may deem appropriate to conform with local laws, practices and procedures or (ii) increase the maximum amount of any award above the amount described below.

Awards

Subject to the Committee's discretion to reduce such awards, each covered employee shall be entitled to an award for each performance year equal to 0.5% of the Company's consolidated income from continuing operations before (i) provision for income taxes, (ii) awards under the Plan, (iii) any pretax gain or loss exceeding $25 million recognized for the year related to divestiture of a business and (iv) any write-off of in process research and development expenses exceeding $25 million associated with an acquisition, as determined and reported to the Committee by TI's independent auditors ("Consolidated Income").

An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall be entitled to a prorated award for that performance year which shall be 0.5% of the Company's Consolidated Income, as defined above, for such performance year multiplied by a fraction, the numerator of which is the number of complete calendar quarters of such year following the date on which the individual becomes an executive officer and the denominator of which is 4. Such prorated award shall be subject to the Committee's discretion to reduce awards.

Scope of the Plan

Nothing in this Plan shall be construed as precluding or prohibiting the Company from establishing or maintaining other bonus or compensation arrangements, which may be generally applicable or applicable only to selected employees or officers.

Report of Awards; Committee Discretion to Reduce

As soon as practicable after the end of each performance year, TI's independent auditors shall determine and report to the Committee and the Committee shall certify the amount of each award for that year under the provisions of this Plan.

The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the award to any covered employee in any year (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each year at such time or times following the close of the performance year as the Committee shall deem appropriate. The reduction in the amount of an award to any covered employee for a performance year shall have no effect on the amount of the award to any other covered employee for such year.

All awards are subject to recoupment by the Company, at its request, in accordance with the recoupment policy adopted by the Committee and in effect at the time of the Committee’s determination of the award.

Payment of Awards

Except to the extent deferred pursuant to the terms and provisions of the TI Deferred Compensation Plan or as provided in the next paragraph, awards and any installments thereof shall be paid in a cash lump sum as soon as practicable after the amount of the awards has been determined, but in no event later than March 15 of the year following the performance year.

The Committee may direct the awards to the covered employees or any of them for any year to be paid in a single amount or in installments of equal or varying amounts or may defer payment of any awards and may prescribe such terms and conditions concerning payment of awards as it deems appropriate, including completion of specific periods of employment with the Company, provided that such terms and conditions are not more favorable to a covered employee than those expressly set forth in the Plan.  In the event the Committee designates a time or form of payment of any award different from the time and form specified in the preceding paragraph, the Committee's designation shall be in writing and made not later than a time that will meet the requirements of Treas. Reg. Section 1.409A-2(a)(2).  The Committee may determine that interest will be payable with respect to any payment of any award. The Committee may at any time amend any such direction or amend or delete any such terms and conditions if the Committee deems it appropriate, provided that any such change will be made in a manner that will meet the requirements for subsequent elections of Treas. Reg. Section 1.409A-2(b) and no such change shall accelerate any payment except as permitted by Section 409A of the Code.  The Committee's actions under this paragraph shall be subject to and in accordance with the rules governing qualified performance based compensation in Section 162(m) of the Code.

Payments of awards to covered employees who are employees of subsidiaries of the Company shall be paid directly by such subsidiaries.